UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant ☒

Filed by a party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

___________________________________________

BOSTON FINANCIAL QUALIFIED HOUSING TAX CREDITS L.P. IV, A LIMITED PARTNERSHIP

(Name of Registrant as Specified in Its Charter)

___________________________________________

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transaction applies:
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined:
(4)	Proposed maximum aggregate value of transaction:
(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-1l(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:
(4)	Date Filed:

BOSTON FINANCIAL QUALIFIED HOUSING TAX CREDITS L.P. IV, A LIMITED PARTNERSHIP
c/o Arch Street VIII, Inc.
101 Arch Street
Boston, Massachusetts 02110-1106
(617) 439-3911

REVOCATION OF CONSENT SOLICITATION STATEMENT

This Revocation of Consent Solicitation Statement is being mailed to the holders of units of limited partnership interests of Boston Financial Qualified Housing Tax Credits L.P. IV, a Massachusetts limited partnership (“Fund IV” or the “Partnership”), on or about December 1, 2007. This Revocation of Consent Solicitation Statement is being mailed by the Managing General Partner on behalf of Fund IV to request that Limited Partners discard and not sign any GREEN consent card sent to them by Everest Housing Investors 2, LP (“Everest”) seeking to remove the current general partners of Fund IV (the “General Partners”) and elect a to-be-formed affiliate of Everest as a new general partner of Fund IV. You may already have received a solicitation from Everest.

Proposal

As stated in the cover letter in their consent solicitation materials on file with the SEC, Everest's Proposal is: to remove the current general partners and to elect Everest Housing Management, LLC, a to-be-formed California limited liability company, as the successor general partner of Fund IV. As stated on Everest's consent card, the Proposal is “Removal of General Partners and Election of New GP as the successor general partner.”

THE MANAGING GENERAL PARTNER ASKS YOU NOT TO CONSENT TO THE PROPOSAL THAT IS BEING PUT FORWARD BY EVEREST, WHICH IS SEEKING TO REMOVE THE GENERAL PARTNERS AND ELECT AN EVEREST AFFILIATE AS A NEW GENERAL PARTNER. YOU MAY ALREADY HAVE RECEIVED A SOLICITATION FROM EVEREST.

THE MANAGING GENERAL PARTNER BELIEVES THAT THE PROPOSAL TO REMOVE THE GENERAL PARTNERS AND SUBSTITUTE EVEREST'S CANDIDATE IS CONTRARY TO THE BEST INTERESTS OF FUND IV AND ITS LIMITED PARTNERS AND IS INCONSISTENT WITH THE FUND IV PARTNERSHIP AGREEMENT. YOUR MANAGING GENERAL PARTNER, THEREFORE, RECOMMENDS THAT YOU REJECT EVEREST’S PROPOSAL, AND STRONGLY URGES YOU NOT TO PROVIDE YOUR CONSENT TO THE REMOVAL OF THE GENERAL PARTNERS AND THE ELECTION OF EVEREST’S AFFILIATE AS NEW GENERAL PARTNER. DO NOT SIGN ANY GREEN CARD EVEREST MAY SEND TO YOU.

IN THE EVENT THAT YOU HAVE ALREADY CONSENTED TO EVEREST’S PROPOSAL, YOUR MANAGING GENERAL PARTNER URGES YOU TO WITHDRAW THAT CONSENT BY SIGNING, DATING AND RETURNING THE YELLOW REVOCATION OF CONSENT CARD INCLUDED WITH THIS REVOCATION OF CONSENT SOLICITATION STATEMENT.

Vote Required to Approve

Everest’s separate solicitation on the green consent cards that seek approval of its Proposal to remove the General Partners and elect Everest’s to-be-formed affiliate as new general partner, according to Everest, requires an affirmative vote of a majority of all outstanding Limited Partner Units entitled to vote. Everest seeks the removal of the General Partners and the election of Everest’s affiliate as the so-called “successor general partner”, and the continuation of the Partnership.

Everest claims, incorrectly, that all that is required is the affirmative vote of the holders of a majority of outstanding units of limited partnership interests. Under Sections 8.1.1 and 8.1.2 of the Amended and Restated Agreement of Limited Partnership for Fund IV (the “Partnership Agreement”), if Everest wants to remove the General Partners and elect a new general partner and“continue” the Partnership, Everest needs the unanimous vote of every Limited Partner entitled to vote - which is unlikely. If there is not such unanimous consent, then the removal of the General Partners and election of a new general partner can be accomplished by holders of a majority of the units of limited partnership interests electing in writing to reconstitute and continue the business of the Partnership by forming a new limited partnership (a “Reconstituted Partnership”) on the same terms and provisions as Fund IV, as set forth in Section 8.1.3 of the Partnership Agreement. The Managing General Partner also believes that there are other provisions of the Partnership Agreement that Everest’s solicitation may violate. By filing this Revocation of Consent Solicitation Statement, Fund IV and the Managing General are not waiving their rights to assert at a later date that Everest has failed to comply with the requirements of the Partnership Agreement in connection with Everest’s Proposal. Indeed, the Managing General Partner has explained to Everest how Everest’s Proposal fails to comply with the Partnership Agreement.

In this Solicitation Statement and accompanying Supporting Statement, the owners of units of limited partnership interests (“Units”) are referred to as “Limited Partners.”

Arch Street VIII, Inc. is the Managing General Partner of Fund IV.

The matter for which Everest is seeking the Limited Partners’ consent is referred to in this document as the “Proposal.”

The Expiration Date for this solicitation statement as to the Proposal will be either at (i) 5:00 p.m., Eastern Time, on January 17, 2008, unless extended by Everest, or (ii) the date Everest determines the required consents are received.

In addition to solicitation by use of the mails, directors, officers, employees and agents of the Managing General Partner may solicit in person or by telephone, facsimile or other means of communication. We have also engaged MacKenzie Partners, Inc., to assist us in the solicitation. MacKenzie will receive a fee of up to $70,000.00, plus reimbursement of out-of-pocket expenses, in connection with its engagement.

If you have questions, please contact Fund IV’s solicitation agent:

MacKenzie Partners, Inc.
105 Madison Avenue
New York, New York 10016
Tel: (212) 929-5500
Call Toll Free: (800) 322-2885
Email: proxy@mackenziepartners.com

SUPPORTING STATEMENT

Your Managing General Partner strongly believes that Everest’s effort to take control of Fund IV is contrary to the best interests of Fund IV and its Limited Partners.

Why is it a good idea to have the current General Partners continue to manage Fund IV?

•	THE MANAGING GENERAL PARTNER WILL CONTINUE WITH ITS CURRENT PLAN TO PROMPTLY DISPOSE OF FUND IV’S PROPERTIES AND MAXIMIZE THE RETURN TO INVESTORS.

The current Managing General Partner is nearing the end of the process of selling the assets of Fund IV in an orderly fashion to try to maximize the return to investors. Since the inception of Fund IV, the Managing General Partner has disposed of twenty-nine (29) (out of thirty-seven (37) properties resulting in $14,472,941 in proceeds. In addition, contrary to Everest’s claims, the Managing General Partner was able to dispose of these twenty-nine (29) properties without paying any general partner of the lower tier partnership anything more than it was entitled to under the applicable lower tier operating partnership agreement, except in one instance where a modest payment to the local general partner was necessary to obtain its consent for the property to be sold at a time before the property’s debts overwhelmed its equity value. This payment therefore was made in the best interests of Fund IV and its Limited Partners.

The Managing General Partner is now working on disposing of the remaining eight (8) properties by the end of 2008. Although there can be no assurance as to the timing of these dispositions, or the timing, amount or occurrence of any future distributions, the Managing General Partner estimates a future distribution of up to $200 per Unit based on the future sale of the remaining eight (8) properties.

Contrary to the assertions of Everest, the Managing General Partner has disposed of Fund IV properties as soon as possible - despite the loss of the asset management fees caused by such dispositions. The Managing General Partner is and has been paid an annual management fee based on the number of properties held by the Fund IV (calculated at a base amount of $5,500 -- annually adjusted by the CPI factor -- per property held by Fund IV). Therefore, the greater number of properties held by Fund IV, the greater the asset management fee paid to the Managing General Partner. Since the inception of Fund IV, the Managing General Partner has disposed of twenty-nine (29) of Fund IV’s original thirty-seven (37) properties because it was in the best interests of Fund IV to do so. Had it not done so, the Managing General Partner would have collected significant additional asset management fees. Everest simply chooses to ignore these facts when it suggests, without justification, that the Managing General Partner has a conflict of interest that will cause it to delay liquidation of Fund IV’s assets.

Furthermore, Everest has admitted that it wants the very same asset management fees which it claims create a conflict of interest for the Managing General Partner. Everest has even indicated that it reserves the right to withdraw as General Partner if there is a material adverse change in the finances of Fund IV, which presumably could interfere with Fund IV’s ability to pay the asset management fee, or what the Managing General Partner believes is Everest’s real interest - the underlying properties.

•	THE MANAGING GENERAL PARTNER HAS JUST MADE A SUBSTANTIAL DISTRIBUTION OF $226 PER UNIT AND ANTICIPATES A FUTURE DISTRIBUTION OF UP TO $200.

As you are aware, Fund IV recently made a distribution to the Limited Partners of $15,548,170 or $226.22 per Unit. Fund IV was able to make this distribution primarily as a result of the disposition of twenty-nine (29) of Fund IV’s thirty-seven (37) properties (or limited partnership interests in these properties) including, most notably, the sale of interests in Mayfair Mansions, located in Washington, D.C. The Managing General Partner will continue to monitor closely the operations of the properties and will formulate disposition strategies with respect to Fund IV’s remaining eight (8) Local Limited Partnership interests. In addition, the Managing General Partner has projected future distributions of up to $200 per Unit based on the future sale of interests in the remaining eight (8) properties, although there can be no assurance as to the timing, amount or occurrence of any such future distributions. Everest’s statements that it was the cause of the distribution are simply incorrect, as the Managing General Partner was already preparing to make the $226 per Unit distribution before Everest first filed its Proposal. Indeed, the Managing General Partner began the process of preparing for the distribution in September 2007.

Furthermore, Everest’s statements that the Managing General Partner previously told Limited Partners that it did not plan to make any significant distributions is wrong. The Managing General Partner informed Limited Partners in June 2007 (in connection with filing of Fund IV’s March 31, 2007 financial statements) that it did not expect to be receiving any additional cash - on top of what was already in reserves - that would be available for distribution in 2007, not that there would be no distribution of existing reserves in 2007. Everest’s twisting of the Managing General Partner’s language to try to take credit for the distribution that was made should show Limited Partners that Everest is untrustworthy.

With respect to the remaining eight properties in Fund IV, the Managing General Partner has estimated that disposition of those assets should allow Fund IV to distribute an additional amount of up to $200 per Unit. Although there can be no assurances that the Managing General Partner’s estimates of anticipated sale prices for the assets or timing of the dispositions are correct, it expects that such an additional distribution would be made by the end of 2008.

•	ANY CHANGE IN THE MANAGING GENERAL PARTNER WILL LIKELY CAUSE A DELAY IN LIQUIDATION AND DISTRIBUTIONS.

The Managing General Partner is in the process of disposing of Fund IV’s assets, and a change in the general partners will only serve to slow that process down.

For example, although Everest says it has experience managing interests in some low income apartment complexes, it fails to mention that it must obtain a 2530 approval from the United States Department of Housing and Urban Development (“HUD”) in order to take control of Fund IV. Depending on the facts and the applicant’s history with HUD, obtaining 2530 approval can be a lengthy process. Everest provides no indication whatsoever whether any of its affiliates has a current 2530 form on file or whether it will obtain HUD approval or how long such approval might take. Everest’s failure to address this basic regulatory issue should cause Limited Partners to: (1) question Everest’s operating experience and experience with HUD-related properties, and (2) question whether Everest intentionally failed to disclose the legitimate possibility of delay due to regulatory compliance.

Everest’s plan to remove the Managing General Partner and have the new general partner “continue the partnership”, on a “majority” vote of the Limited Partners, is inconsistent with Fund IV’s Partnership Agreement. Sections 8.1.1 and 8.1.2 of the Partnership Agreement provide that, in the event that all current General Partners are removed (an “Event of Withdrawal”), Fund IV shall dissolve unless all of the remaining partners agree in writing within 90 days to continue the business of the Fund IV. If there is not such unanimous consent, then the removal of the General Partners and election of a new general partner can be accomplished by a majority of the Limited Partners electing in writing to reconstitute and continue the business of the Partnership by forming a new limited partnership (a “Reconstituted Partnership”) on the same terms and provisions as Fund IV, as set forth in Section 8.1.3 of the Partnership Agreement.

•	THE MANAGING GENERAL PARTNER HAS SAFEGUARDED FUND IV’S CASH AND RESERVES.

Although Everest complains about the reserves held in Fund IV, the Managing General Partner has maintained reserves in the past to support the properties and in order to be able to respond to the actions of Everest and its allies. Indeed, the litigations and proxy contests that Everest and its allies have pursued and/or instigated against the Managing General Partner have caused Fund IV to incur substantial costs and professional fees.

Contrary to the assertions of Everest, the Managing General Partner has acted in the best interests of the Limited Partners in connection with Fund IV’s reserves. Indeed, the Managing General Partner voluntarily reimbursed $428,553 to Fund IV in September 2007 after it -- not Fund IV’s auditors (contrary to Everest’s assertion)-- determined that the reserves had been invested in below-market interest bearing accounts. The Managing Partner voluntarily disclosed all of this information to the Limited Partners in a Form 8-K filed in July 2007.

Why is it a bad idea to change the management and substitute Everest as General Partner?

•	EVEREST IN THE PAST HAS TRIED TO DELAY THE PROMPT LIQUIDATION OF FUND IV.

Everest and entities with whom it was working have hindered the Managing General Partner’s efforts to liquidate Fund IV’s assets. In 2005, one of the entities with whom Everest was working, Park GP, Inc. (which is an entity controlled by David L. Johnson) filed a lawsuit to try to block Fund IV’s sale of one of its most significant assets, its interests in the Leawood Manor operating partnership, claiming that Fund IV could not sell its assets without a consent vote of the Limited Partners. This action by Everest’s ally had the effect of causing the bidder for that property to lose interest in the property. The Managing General Partner believes that Everest’s ally took this action because it wanted to try to purchase the asset for itself at a lower price.

In response, the Managing General Partner filed consent solicitation materials with the Securities and Exchange Commission seeking a vote of the Limited Partners to approve the liquidation of the assets of Fund IV. The Managing General Partner took this action to prevent Everest and the entities with whom it was working from again causing a delay in the dispositions of assets, and putting other deals at risk. Everest and the entities with whom it was working responded by stating that they “intend to vote against the proposed liquidating sales.” In light of this history, the Limited Partners should question Everest’s assertions that it plans to liquidate Fund IV promptly and that the current Managing General Partner has delayed liquidating Fund IV in order to continue to accrue benefits for itself.

•	THE ELECTION OF EVEREST’S AFFILIATE AS THE NEW GENERAL PARTNER WILL LIKELY COST FUND IV MONEY.

If Everest’s effort to remove the current General Partners is successful, it will likely cost Fund IV money. Under Section 6.6 of the Partnership Agreement, Fund IV is obligated to purchase the partnership interests of the outgoing General Partners following an appraisal process involving at least two, and up to three, independent appraisers. The cost of the appraisals is to be shared equally by Fund IV and the outgoing General Partners. Therefore, even though Everest claims that it will purchase the outgoing General Partners’ interests from Fund IV at the same price, Fund IV would still be obligated to pay half of the appraisal costs. Additionally, Everest acknowledges that if its affiliate succeeds in becoming General Partner, it may seek reimbursement from Fund IV of its fees and expenses incurred in connection with the consent solicitation, which it currently estimates to be $30,000.

•	THE MANAGING GENERAL PARTNER HAS VASTLY MORE EXPERIENCE THAN EVEREST IN MANAGING LOW INCOME HOUSING TAX CREDIT PARTNERSHIPS.

The current General Partners, together with their affiliates, manage 124 low income housing tax credit partnerships and, as a result, the General Partners manage more than 1,932 tax credit apartment properties consisting of more than 200,000 apartment units.

In comparison, Everest has relatively little experience with affordable housing properties (it claims its affiliates asset manage limited partnerships owning only “more than 1,000” low income apartment units). Everest does not state the number of properties its affiliates manage or even try to claim it has any experience with tax credit partnerships.

For example, just looking at Fund IV, the Managing General Partner has managed interests in thirty-seven (37) low income, tax credit apartment complex properties consisting of well over 3,300 units. Today, Fund IV still owns interests in eight (8) tax credit apartment complexes consisting of over 1,300 units. Thus, the number of units in the remaining properties in Fund IV alone exceeds, by approximately 30%, the total number of low income apartment units that Everest claims its affiliates currently manage.

•	THE MANAGING GENERAL PARTNER BELIEVES THAT EVEREST ONLY WANTS CONTROL OF FUND IV SO IT CAN BUY FUND IV’S PROPERTIES FOR ITS OWN BENEFIT.

In its consent solicitation statement, Everest admits that it has a conflict of interest because it wants to purchase Fund IV assets while at the same time it is seeking control of Fund IV. Indeed, Everest admits that, if its affiliate becomes the new managing general partner, Everest could be both the buyer and seller of Fund IV’s remaining assets. How can Limited Partners obtain any comfort that Everest will obtain a fair price for Fund IV assets, when Everest is negotiating with itself, and it is in Everest’s financial self-interest, as a buyer, to purchase the properties for the lowest possible price? Everest provides no such comfort, and essentially tells the Limited Partners to “trust us.”

Everest’s prior conduct should cause Limited Partners to question whether they can trust Everest. For example, pursuant to a Settlement Agreement between the Managing General Partner and Everest and David L. Johnson (“Mr. Johnson”) and their respective affiliates, Everest and Mr. Johnson agreed not to pursue removal of the General Partners of Fund IV until September 30, 2007, in return for rights to acquire options to purchase interests in eleven (11) properties owned by Boston Financial tax credit partnerships, including five (5) properties owned by Fund IV (the “option properties”) at prices that the Managing General Partner deemed fair (the “Settlement Agreement”). Specifically, Everest had the option to purchase the partnership interests owned by Fund IV for the following properties:

•	Lancaster House North Apartments, Sencit Towne House Apartments, and Allentown Towne House Apartments for a total price of $3,700,000;

•	Brookscrossing Apartments for $1,100,000, and

•	Leawood Manor Apartments for $8,500,000.

The options expired in September, 2007, and Everest did not exercise its option to purchase any of these properties for the option prices contained in the Settlement Agreement. Instead, in late August 2007, Everest tried to negotiate a price of $2,200,000, or $1,500,000 less than the option price, for Lancaster House North Apartments, Sencit Towne House Apartments, and Allentown Towne House Apartments.

When the Managing General Partner refused to accept the lower price, Everest declined to exercise its options to purchase, and instead filed its preliminary consent solicitation to remove the General Partners. Thus, the Managing General Partner believes that Everest wants to get through the back-door what it could not get directly - a below market purchase of Fund IV’s properties. If Everest’s affiliate becomes the managing general partner, it will be in a position to negotiate with itself and purchase Fund IV’s properties at the discount that Everest has already proposed, and which the Managing General Partner has rejected. Limited Partners should not be fooled into thinking that Everest now has the best interests of Fund IV at heart or that its interest in Fund IV’s properties has vanished.

•	EVEREST WOULD EXPOSE FUND IV TO LITIGATION RISK AND DELAY BY REMOVING LOWER TIER GENERAL PARTNERS WITHOUT CAUSE TO FORCE THEM TO CONSENT TO SALES.

A representative of Everest has taken the position that Fund IV, as a limited partner in the lower tier limited partnerships, owes no fiduciary duties to the lower tier general partners, and has demanded that Fund IV use the “removal without cause” provisions to force the sale of partnership properties. Based on a review of the law, including but not limited to, KE Property Mgmt. Inc. v. 275 Madison Mgmt. Corp., No. 12683, 1993 Del. Ch. LEXIS 147 (Del. Ch. July 21, 1993), the Managing General Partner has determined that such an action could present litigation risk and would likely cause a significant delay in the disposition of Fund IV assets and the subsequent dissolution of Fund IV. Furthermore, based on the experience of the Managing General Partner, it is very likely that any attempt by Fund IV to remove a lower tier general partner without cause in order to force it to consent to a sale would be met by strong resistance, including litigation.

In contrast to Everest’s high risk strategy, the Managing General Partner has worked cooperatively with the lower tier general partners to dispose of Fund IV properties. In doing so, the Managing General Partner has not paid a premium to any general partner of a lower tier partnership whose interests are owned by Fund IV, except in one instance where a relatively modest payment to the local general partner was necessary to obtain its consent for the property to be sold at a time before the property’s debts overwhelmed its equity value. This payment therefore was made in the best interests of Fund IV and its Limited Partners.

•	EVEREST’S AFFILIATES LIKELY HAVE DIFFERENT TAX CONSIDERATIONS THAN THE OTHER LIMITED PARTNERS THAT MAY AFFECT ITS LIQUIDATION STRATEGY.

Everest’s affiliates’ tax considerations regarding their ownership of Fund IV Units may differ significantly from those of the typical investor in Fund IV for the following reasons.  Section 754 of the Internal Revenue Code permits a partnership to elect to adjust the tax basis of partnership property when interests in that partnership are transferred. However, as a result of the complexities of required tax accounting, the Managing General Partner has not made such elections (which has been a stated policy since formation of Fund IV). The implication for more recent Unit purchasers such as Everest’s affiliates is that their “inside” tax basis in their Units is the assumed basis from their seller. This inside tax basis has been reduced by deductions from tax losses and depreciation over the years. When Fund IV properties are sold, this inside tax basis will result in larger taxable gains for a secondary market purchaser than if the original purchase price for the Unit had been used for its tax basis (“outside” basis). At the time when all of Fund IV's Properties are sold and Fund IV is liquidated, the secondary market purchaser is permitted to finally use its outside basis. As a result of these inside/outside tax basis differences, secondary market purchasers sometimes prefer that partnerships not sell properties at all, pair taxable loss and gain transactions in the same year to offset the gains, or engage in portfolio sales where all properties are sold at once. This may be different than the objective of investors who do not have an inside/outside basis issue, and who merely want to sell properties as soon as feasible for the highest possible price.

We believe that Everest’s affiliates’ different tax considerations is one reason for Everest's Proposal, and may limit Fund IV's ability to sell its assets at the optimal sales price. We believe the current environment is favorable for selling real estate assets (due to low interest and capitalization rates), and we believe that Everest's Proposal would be disadvantageous to Fund IV's ability to dispose of assets in such a favorable market.

•	EVEREST’S ASSOCIATION WITH DAVID JOHNSON AND PACO RAISES QUESTIONS ABOUT WHETHER EVEREST WILL ACT IN THE BEST INTERESTS OF FUND IV’S LIMITED PARTNERS.

In 2006, Everest was part of a group headed by Park G.P., Inc. (“Park”), which is run by Mr. Johnson. Together they attempted to remove the current General Partners and replace them with an Everest entity. They and other entities controlled by Mr. Johnson also filed with the Securities and Exchange Commission a Schedule 13D that acknowledged that Everest and Park were part of a group coordinating action to (i) seek to remove Fund IV’s current General Partners and replace them with an Everest entity, and (ii) vote against the current Managing General Partner’s consent solicitation seeking Limited Partner approval of a plan to sell the remaining assets of Fund IV. The Managing General Partner believes that Everest and Mr. Johnson continue their collaboration.

Everest and Mr. Johnson continued to work together, with respect to their interests in Fund IV, in reaching the Settlement Agreement dated February 21, 2007, pursuant to which they and their respective affiliates agreed for a period of time not to pursue removal of the current General Partners in return for obtaining option rights on the eleven (11) option properties. Everest, in consultation with Mr. Johnson, allowed the options to expire in September 2007.

The Limited Partners should also know that Paco Development, L.L.C. (“Paco”), which is also controlled by Mr. Johnson, recently made a tender offer to Limited Partners of Fund IV offering to buy their units for $177 per unit. The Managing General Partner believes that Paco’s tender offer is an attempt to profit from what it presumably knew was a “low-ball” offer. Paco did not disclose to the Limited Partners Everest’s current efforts to remove the current General Partners.

Moreover, Mr. Johnson, has been found to have engaged in unlawful and exploitative business activities in connection with limited partnerships:

As recently as October 2006, a Nebraska state court judge (Gerald E. Moran) stated in his written order that Park and another entity controlled by Mr. Johnson made tender offers that did not abide by U.S. Securities and Exchange Commission guidance. (Institutional Bond Investors II, L.L.C. v. America First Tax Exempt Investors, L.P., et. al., In the District Court of Douglas County, Nebraska, Doc. 1053, Page 839). Judge Moran also said that there was believable evidence that Mr. Johnson’s company, Institutional Bond Investors II, L.L.C., “employs a business strategy wherein it purchases a small fraction of a company or partnership in order to gain a toehold in the enterprise” and thereafter, Mr. Johnson’s company “attempts to gain access to sensitive business information which, if successful, is then used for exploitation of either the business, its less sophisticated shareholders, or both.”

Judge Moran also pointed out that Vice Chancellor Strine, a judge who sits on the Chancery Court in Delaware, stated that he believed that Park’s attempt to obtain documents from an investment partnership was intended to “exploit informational asymmetries in a way which is injurious to the other unitholders and not legitimate under the laws of our (sic) - the security laws of our nation, and probably not even under the securities laws of the states in which offers would be made, and probably not under consumer fraud laws.”

Earlier, in March 2002, a federal court civil jury also found that Mr. Johnson committed fraud and breach of fiduciary duty in his dealings with and management of tax credit limited partnerships. That same jury also found that Mr. Johnson and an entity that he controlled “each acted with malice, oppression or fraud.” In addition to an award of compensatory damages, a $1.6 million punitive damages award was entered against Mr. Johnson, and several companies controlled by Mr. Johnson were ordered by the court to be removed as general partners of the limited partnerships. When Mr. Johnson’s companies refused to comply with the court’s order, the court ordered that they immediately surrender management of the properties and authorized the United States Marshals to assist in the enforcement of the order (National Corporate Tax Credit Fund et al. v. Bond Purchase, L.L.C., et al.). After the jury finding and pending appeal, the parties to that litigation settled their disputes and, following the settlement, the court vacated the judgment. However, despite Mr. Johnson’s request that it do so, the court refused to vacate the rulings and findings against Mr. Johnson and his companies.

Finally, in April 1998, the Court of Appeals of Missouri ruled that a company owned by Mr. Johnson and his wife had attempted to “play fast and loose with the court” in that company’s maneuvers to increase its voting control over a publicly traded real estate partnership. The court also ruled that Mr. Johnson’s company’s actions “epitomize a lack of good faith in the subject matter of the suit” and that his company “is also barred [from obtaining the requested relief] by its unclean hands.” (State of Missouri ex. Rel. Kelcor, Inc. v. The Nooney Realty Trust, Inc.)

Everest may try to distance itself from Mr. Johnson by stating that, unlike the 2006 consent solicitation, this time it is Everest, and not an entity controlled by Mr. Johnson, that is proposing the removal of the General Partners. But, in light of the settlement history described above, and the fact that Everest and Mr. Johnson (through Paco) are simultaneously communicating with Limited Partners, the Managing General Partner believes that in order to make an informed decision, Limited Partners should know all of the facts surrounding the prior coordination of Everest and Mr. Johnson.

Your Managing General Partner strongly urges you to reject Everest’s proposal and not to provide your consent to the removal of the General Partners and the election of Everest’s affiliate as new general partner. Do not sign any GREEN card Everest may send to you.

If you have already signed and returned a green card, your Managing General Partner urges you to withdraw that consent by signing and sending in the YELLOW card.

ADDITIONAL QUESTIONS YOU MAY HAVE

Why Have I Received This Revocation of Consent Solicitation Statement?

You have received this Revocation of Consent Solicitation Statement because we are asking you to reject Everest’s Proposal, which is seeking to remove the General Partners and elect Everest’s affiliate as a new general partner of Fund IV. You may already have received a solicitation from Everest. We strongly recommend that you reject Everest’s Proposal by discarding the green card sent to you by the Everest.

In the event that you have already sent in a green card providing your consent to Everest’s Proposal, the Managing General Partner is asking you to REVOKE that consent on Everest’s Proposal by signing, dating and returning the enclosed YELLOW revocation of consent card.

What Happens if Everest’s Proposal is Approved?

The Managing General Partner believes that Everest’s Proposal is not consistent with the terms of Fund IV’s Partnership Agreement, so the Managing General Partner cannot give an opinion as to precisely what will happen if the holders of a majority of the Units provide consents with respect to Everest’s Proposal, as currently drafted. By filing this Revocation of Consent Solicitation Statement, Fund IV and the Managing General are not waiving their rights to assert at a later date that Everest has failed to comply with the requirements of the Partnership Agreement in connection with Everest’s Proposal.

In order to continue the Partnership following removal of the current General Partners, all of the Limited Partners would have to vote unanimously to continue the Partnership and elect a new general partner. In the alternative, a majority of the partners “may elect in writing to reconstitute and continue the business of the Partnership by forming a new limited partnership (a “Reconstituted Partnership”) on the same terms and provisions as are set forth in the [Partnership] Agreement. Any such election must also provide for the election of a general partner of the Reconstituted Partnership.” If the Limited Partners fail to elect unanimously to continue the Partnership, or if holders of a majority of the Units fails to elect to reconstitute the Partnership, then the Partnership will be dissolved.

Under Everest’s Proposal, the new general partner would be a newly formed entity, called Everest Housing Management, LLC, which will be an affiliate of Everest.

If Everest’s Proposal prevails, the Managing General Partner cannot give any assurance that Fund IV will be well managed, or will be managed for the best interests of the Limited Partners, or that it will have adequate financial or other resources to effectively manage Fund IV.

Am I Required to Vote on the Proposal?

No. You are not required to vote. If you fail to send in your green consent card, it will have the same effect as a vote “AGAINST” the Proposal to remove the General Partners.

Also, please bear in mind that by signing Everest’s green consent solicitation card, Everest claims that you will be appointing Everest as your attorney-in-fact to take “any and all” unspecified actions on your behalf, and in your name, that Everest believes may be required under the Partnership Agreement in connection with their current consent solicitation.

What Happens if I Discard or Vote “Abstain” on the Proposal on the Green Consent Card?

If you discard the green consent card or vote “Abstain” to the Proposal on the green consent card being sent by Everest, this action will have the same effect as a vote “Against” the Proposal being sent by Everest.

Can I Revoke my Consent if I Already Voted “For” the Proposal on the Green Consent Card?

Yes. You may revoke your consent by signing, dating and returning the enclosed yellow card. Limited Partners may withdraw, change or revoke their consent at any time prior 5:00 p.m., Eastern Time, on the Expiration Date (defined below)

Limited Partners also may revoke their consent to Everest’s Proposal by sending Everest a later dated written or facsimile revocation, change or withdrawal of the consent card prior to the Expiration Date (as defined below). A notice of revocation or withdrawal in such a manner must specify the name of the record holder of the Units, and the name of the person executing the previous consent card, if different. A notice of revocation must be executed in the same manner as the previous consent card to which the change relates.

How Long do I Have to Revoke Consent?

You may submit your signed yellow revocation of consent card now. Please sign and return it promptly either by using the enclosed postage-prepaid envelope, or faxing it to the Partnership’s transfer agent, ACS, at (214) 887-7411. In order for your consent to be accepted, it must be received by the earlier to occur of the following dates (the “Expiration Date”): (i) by 5:00 p.m. EST on January 17, 2008, or such later date to which Everest determines to extend the solicitation or (ii) the date Everest determines the required consents are received. Limited Partners are urged to return their yellow revocation of consent cards as promptly as practicable prior to the Expiration Date.

This Revocation of Consent Solicitation Statement contains forward-looking statements. Discussions containing such forward-looking statements may be found within this Supporting Statement generally. In addition, when used in this Solicitation Statement, the words “may,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “would” and similar expressions are intended to identify forward-looking statements; however, not all forward-looking statements will contain such expressions. Such statements are subject to a number of risks and uncertainties. Actual results or events in the future could differ materially from those described in the forward-looking statements as a result of the Managing General Partner’s inability to find suitable purchasers for Fund IV’s interests in properties, the inability to agree on an acceptable purchase price or contract terms, fluctuations in the market value of the properties, general economic conditions and other factors set forth in this Supporting Statement. We further caution Limited Partners that the discussion of these factors may not be exhaustive.

We undertake no obligation to update any forward-looking statements that may be made to reflect any future events or circumstances.

THE SECURITIES AND EXCHANGE COMMISSION, HAS NOT PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

___________________________________________
THE PARTNERSHIP AND THE GENERAL PARTNERS
___________________________________________

Boston Financial Qualified Housing Tax Credits L.P. IV was formed on March 30, 1989 under the laws of the Commonwealth of Massachusetts for the primary purpose of investing, as a limited partner, in other limited partnerships which own and operate apartment complexes, most of which benefit from some form of federal, state or local assistance program and each of which qualifies for low-income housing tax credits.

The General Partners of Fund IV are Arch Street VIII, Inc., which serves as the Managing General Partner, and Arch Street IV Limited Partnership.

Fund IV’s investment portfolio consists of limited partnership interests in eight (8) Local Limited Partnerships, each of which owns and operates a multi-family apartment complex and each of which has generated tax credits. Since inception, Fund IV has generated tax credits, net of recapture, of approximately $1,287 per Limited Partner Unit with an immaterial amount of tax credits generated since 2004. The aggregate amount of net tax credits generated by Fund IV is consistent with the objective specified in Fund IV’s prospectus.

Fund IV originally made investments in 37 Local Limited Partnerships. Fund IV continues to seek opportunities to dispose of its interests in these properties and since January 2006 Fund IV disposed of its interests in seven of these Properties. As of September 30, 2007, Fund IV had sold 29 and retained investments in eight Local Limited Partnerships.

Arch Street IV Limited Partnership’s principal place of business is 101 Arch Street, Boston, Massachusetts 02110-1106, and its telephone number at such address is (617) 439-3911.

The following table describes the apartment complexes owned by local limited partnerships as of September 30, 2007. The table does not reflect apartment complexes that had been sold prior to that date.

Schedule of Properties Owned by Local Limited Partnerships In Which Fund IV had an Investment at September 30, 2007

Name and Location Of Apartment Complex	Number of Rental Units
46th & Vincennes Chicago, IL	28
Bentley Court Columbia, SC	272
Brookscrossing Atlanta, GA	224
Lancaster House North Lancaster, PA	201
Leawood Manor Leawood, KS	254
Sencit Towne House Shillington, PA	200
Town House Apartments Allentown, PA	160
West Pine Findlay, PA	38
TOTAL:	1,377

The General Partners

The Managing General Partner of Fund IV is Arch Street VIII, Inc., a Massachusetts corporation (the “Managing General Partner”), an affiliate of MMA Financial, Inc. (“MMA Financial”). MMA Financial and its affiliates provide debt and equity financing to owners of real estate investments and offer investment advisory services to institutional investors, and have assets under management as of today of approximately $16 billion secured by 3,000 properties, containing 320,000 units in 49 states, the District of Columbia, Puerto Rico and the U.S. Virgin Islands. The Managing General Partner was incorporated in December 1988. The Investment Committee of MMA Financial’s predecessors approved the initial investments in the original 37 Properties owned by Fund IV. The names and positions of the principal officers and the directors of the Managing General Partner are set forth below.

Name	Position

Gary A. Mentesana	President and Director

Greg Judge	Vice President and Director

Michael H. Gladstone	Vice President, Clerk and Director

The other General Partner of Fund IV is Arch Street IV Limited Partnership, a Massachusetts limited partnership that was organized in December 1988 (“Arch Street IV L.P.”). Arch Street VIII, Inc. is the managing general partner of Arch Street IV Limited Partnership.

The Managing General Partner provides day-to-day management of Fund IV. Such day-to-day management does not include the management of the Properties.

The business experience of each of the persons listed above is described below. There is no family relationship between any of the persons listed in this section.

Gary A. Mentesana, age 43, President and Director.  Mr. Mentesana has been President of the Managing General Partner since October, 2006.  Mr. Mentesana has also been an Executive Vice President of Municipal Mortgage & Equity, LLC (“MuniMae”) since July 2003. He is the Executive in charge of MMA Financial. MMA Financial houses all elements of MuniMae’s affordable Multifamily Finance business and includes three distinct businesses - Tax Credit Equity, Tax Exempt Bond Finance and Taxable lending on Affordable Multifamily Communities. Prior to his appointment as EVP, Mr. Mentesana served as MuniMae’s Chief Capital Officer as well as MuniMae’s Chief Financial Officer. Mr. Mentesana’s tenure with MuniMae began with its predecessor, the SCA Tax-Exempt Fund Limited Partnership, in 1988. Prior to joining the Company, Mr. Mentesana worked for Coopers and Lybrand and was a Certified Public Accountant. Mr. Mentesana graduated from the University of Rhode Island.

Greg Judge, 42, Vice President and Director.  Mr. Judge has been the Vice President of the Managing General Partner since May 1997. Mr. Judge is also responsible for tax credit equity investments and underwriting of equity and debt investments for the Affordable Housing Group of MMA Financial. He joined Boston Financial in 1989. Mr. Judge is a frequent speaker on affordable housing and tax credit industry issues. Mr. Judge is a graduate of Colorado College (BA) and Boston University (MBA).

Michael H. Gladstone, age 51, Vice President, Clerk and Director. Mr. Gladstone has been the Vice President of the Managing General Partner since August 1993. Mr. Gladstone is also responsible for capital transactions work in the Asset Management group of MMA Financial, Inc. He joined Boston Financial in 1985 as the firm’s General Counsel. Mr. Gladstone has lectured at Harvard University and at numerous professional seminars on affordable housing matters and is a member of the Massachusetts Bar. Mr. Gladstone is a graduate of Emory University (BA) and Cornell University (J.D. and MBA).

Fiduciary Duties of the General Partners. The General Partners of Fund IV have fiduciary duties to Fund IV under Massachusetts law in addition to the specific duties and obligations imposed upon them under the Partnership Agreement. Subject to the terms of the Partnership Agreement, the General Partners, in managing the affairs of Fund IV, are expected to exercise good faith and integrity with respect to the affairs of Fund IV, must make full disclosure in their dealings with Fund IV and must disclose to Fund IV any benefit or profit derived by them from any transaction connected with the Fund IV. Under these fiduciary duties, the General Partners are obligated to act in the best interests of Fund IV, especially where consummation of such transactions may result in their interests being opposed to, or not aligned with, the interests of the Limited Partners.

Role of the General Partners. The Managing General Partner generally manages and controls the day to day operations of Fund IV, and has general responsibility and overall authority over matters affecting the interests of Fund IV. The Managing General Partner is responsible for cash management, filing of tax returns, all accounting and recordkeeping, and all communications between Fund IV and the Limited Partners. The General Partners have joint and several liability for Fund IV’s obligations to the extent provided by law.

Role of the Limited Partners. Limited Partners of Fund IV may not participate in management of Fund IV without subjecting themselves to potential liability as a general partner.

Fees Of The General Partners

In accordance with the Partnership Agreement, one or more of the General Partners or their affiliates receive the following fees:

Fund IV is required to pay certain fees to and reimburse certain expenses of the Managing General Partner or its affiliates in connection with the administration of Fund IV and its acquisition and disposition of investments in Local Limited Partnerships. Upon the sale of a property owned by a Local Limited Partnership, the Managing General Partner may be entitled to receive a Subordinated Disposition Fee equal to 1% of the sales price of the property, subject to Sections 4.2.1(i), (ii) and (iii) of the Partnership Agreement, which includes the return to the Limited Partners of their adjusted capital contribution and their 6% return. In addition, the General Partners are entitled to certain partnership distributions under the terms of the Partnership Agreement. Also, an affiliate of the General Partner may receive up to $10,000, subject to the payment of loans and other priority distributions to other local limited partners, from the sale or refinancing proceeds of each Local Limited Partnership, if the affiliate is still a limited partner of the respective Local Limited Partnership at the time of such transaction.

Information regarding the fees paid and expense reimbursements made in the two years ending March 31, 2007 is presented as follows:

Asset management fees. In accordance with the Partnership Agreement, an affiliate of the Managing General Partner is paid an annual fee for services in connection with the administration of the affairs of Fund IV. The affiliate receives the base amount of $5,500 (annually adjusted by the CPI factor) per Local Limited Partnership as the annual Asset Management Fee. Fees earned in each of the two years ended March 31, 2007 are as follows:

	2007	2006

Asset management fees	$100,952	$130,421

Salaries and Benefits Expense Reimbursements. An affiliate of the Managing General Partner is reimbursed for the cost of salaries and benefits expenses incurred for the benefit of Fund IV. The reimbursements are based upon the size and complexity of Fund IV's operations. Reimbursements paid or payable in each of the two years ended March 31, 2007 are as follows:

	2007	2006

Salaries and benefits expense reimbursements	$77,349	$115,879

Cash distributions paid to the General Partners. In accordance with the Partnership Agreement, the General Partners of Fund IV, Arch Street VIII, Inc. and Arch Street IV LP, receive 1% of cash distributions paid to partners. No cash distributions were paid to the General Partners during the years ended March 31, 2007 and 2006. Since March 31, 2007, aggregate cash distributions of $ 155,482 have been paid to the General Partners at the times that corresponding distributions were made to Limited Partners. As of March 31, 2007, $20,593 was payable to an affiliate of the Managing General Partner for Asset Management Fees. During the years ended March 31, 2007 and 2006, Asset Management Fees of $107,148 and $138,173, respectively, were paid out of available cash flow. (Some of these fees were for payment of asset management fees which had been earned prior to 2005 and 2006, but which had not been paid).

Market for the Limited Partner Units

The Limited Partner units are not listed on any national or regional securities exchange and there is no established public trading market for the Limited Partner units. Secondary sales activity for the Limited Partner units has been limited and sporadic.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of November 1, 2007, the following are the only entities known to Fund IV to be the beneficial owner of more than 5% of the Units outstanding:

Title of Class	Name and Address of Beneficial Owner	Amount Beneficially Owned	Percent of Class
Limited Partner	Bond Purchase, L.L.C. (1) (controlled by David L. Johnson)	10,818 Units	15.9%
Limited Partner	Danford M. Baker (2) (Everest)	4,354 Units	6.40%
Limited Partner	Anise, LLC (3) (controlled by David L. Johnson)	3,802 Units	5.59%

(1)
A Schedule 13D was filed February 10, 2006 by Bond Purchase, L.L.C. and the following persons with respect to the beneficial ownership of Units in Fund IV: Park G.P., Inc., a Missouri corporation, Paco Development, L.L.C., a Missouri limited liability company, Anise, L.L.C., a Missouri limited liability company, SLCas, L.L.C., a Missouri limited liability company, Everest Housing Investors 2, L.P., an California limited partnership, Everest Properties, Inc., a California corporation, McDowell Investments, L.P., a Missouri limited partnership, MGM Holdings, Inc., a Missouri corporation, David L. Johnson, Sandra L. Castetter, Christopher J. Garlich Trust, a trust, Christopher J. Garlich, as trustee of the Garlich Trust, Jose L. Evans and Denise Evans. The address for Bond Purchase, L.L.C. is 104 Armour, North Kansas City, Missouri 64116. The day-to-day operations of Bond Purchase L.L.C. and Park, G.P., Inc. among others, are controlled by Maxus Properties, Inc., a Missouri corporation. Maxus Properties, Inc. also manages Maxus Realty Trust, Inc. a Missouri corporation. On November 7, 2007, Everest Housing Investors 2, L.P. and Everest Properties, Inc. filed an amendment to the Schedule 13D purporting to remove themselves from the group that had filed the 13D on February 10, 2006.

(2)
The address for Mr. Baker is 600 Orange Grove Circle, Pasadena, CA 91105. According to a Form 13D filed on November 7, 2007, Mr. Baker has sold his interest in Fund IV to an affiliate of Everest, Everest Management, LLC. The address for Everest Management, LLC is 199 S. Los Robles Avenue, Suite 200, Pasadena, CA 91101.  The effective date of Mr. Baker’s transfer of these Units to Everest Management, LLC will be the first day of the next calendar quarter, January 1, 2008.

(3)	The address for Anise, LLC is 1001 Walnut, Kansas City, MO 64106.

The equity securities registered by Fund IV under Section 12(g) of the Act of 1934 consist of 100,000 Units, of which 68,043 were sold to the public. The remaining Units were deregistered by a post-effective amendment to the registration statement, dated February 21, 1990. Holders of Units are permitted to vote on matters affecting Fund IV only in certain unusual circumstances and do not generally have the right to vote on the operation or management of Fund IV.

Arch Street IV LP owns five (unregistered) Units not included in the 68,043 Units sold to the public.

Except as described in the preceding paragraph, neither Arch Street VIII, Inc., Arch Street IV LP, nor any of their executive officers, directors, principals or affiliates is the beneficial owner of any Units. None of the foregoing persons possess a right to acquire beneficial ownership of Units.

The Managing General Partner does not know of any existing arrangement that might at a later date result in a change in control of Fund IV.

___________________________________________
REVOCATION OF CONSENT PROCEDURES
___________________________________________

For the reasons set forth above, you are urged to discard the green consent card provided by Everest. If you have already signed and returned the green card to Everest, the Managing General Partner recommends that you revoke your consent to Everest’s Proposal. A yellow revocation of consent card has been prepared for each Limited Partner and is enclosed with this Revocation of Consent Solicitation Statement.

Timing And Vote Tabulation Of The Consent Solicitation

The solicitation of consents will expire at 5:00 p.m. Eastern Time on the earlier to occur of the following dates (the “Expiration Date”): (i) January 17, 2008, or such later date to which Everest determines to extend the solicitation or (ii) the date Everest determines the required consents are received.

Record Date and Outstanding Limited Partner Units

Everest submitted its Proposal for approval to Limited Partners as of the record date. The record date is November 16, 2007 for the Proposal. At the record date, 68,043 Limited Partner units were held of record by approximately 3,087 Limited Partners.

Each Limited Partner is entitled to one consent for each unit of limited partnership interest held. Accordingly, the number of Limited Partner units entitled to vote with respect to the Proposals is equivalent to the number of Limited Partner units held of record at the record date. By filing this Revocation of Consent Solicitation Statement, Fund IV and the Managing General are not waiving their rights to assert at a later date that Everest has failed to comply with the requirements of the Partnership Agreement in connection with Everest’s Proposal.

Amendment

Notwithstanding anything to the contrary set forth in this Revocation of Consent Solicitation Statement, the Managing General Partner reserves the right, at any time prior to the vote on the Proposal, to amend or terminate its solicitation, or to delay accepting the yellow revocation of consent cards.

Vote Required

According to Everest, approval of Everest’s Proposal on the green consent cards to remove the General Partners and elect an Everest affiliate as new general partner requires an affirmative vote of a majority of the 68,043 outstanding Limited Partner units of Fund IV as of the record date. Accordingly, 34,022 Limited Partner units must be voted on the green consent cards in favor of Everest’s Proposal for Everest’s Proposal to obtain such a majority. Additional requirements of the Partnership Agreement also must be satisfied before removal of the current General Partners and replacement by an Everest affiliate can be accomplished.

Mail or Facsimile: To revoke consent by mail or facsimile, you must deliver yellow revocation of consent cards in person, by mail, by facsimile or other delivery service to the consent solicitation agent at the following address on, or prior to, 5:00 p.m., Eastern Time, on the Expiration Date.

If in person or by mail:	If by facsimile:

Boston Financial Consent, c/o	(214) 887-7411
ACS Securities Services, Inc.
3988 N. Central Expressway
Building 5, Floor 6
Dallas, Texas 75294

We believe it is in the best interest of the Limited Partners to REJECT the Proposal on the green consent card and we recommend you discard the green consent card without signing it.

If you have questions regarding the Proposal put forth by Everest, please contact:

MACKENZIE PARTNERS, INC.
105 Madison Avenue
New York, New York 10016
Tel: (212) 929-5500
Call Toll Free: (800) 322-2885
Email: proxy@mackenziepartners.com

A revocation of consent card shall be deemed to have been “returned” to the Partnership on the date that it is received by ACS Securities Services, Inc. via mail, facsimile, or other delivery service. Limited Partners who sign and return the yellow revocation of consent card will be deemed to have revoked their consent to the Proposal.

Limited Partners who wish to revoke consent for the Proposal put forth by Everest should complete and return the yellow revocation of consent card. We strongly recommend that you not to provide your consent to the removal of the General Partners and the election of an affiliate of Everest as new general partner.

All questions as to the form of all documents and the validity (including time of receipt) of all yellow revocation of consent cards will be determined by the Managing General Partner. Such determinations shall be final and binding. The Managing General Partner reserves the absolute right to waive any defects or irregularities in preparation of the form of yellow revocation of consent card.

Appraisal Rights

Limited Partners will not be entitled to appraisal rights in connection with the Proposal put forth by Everest.

Solicitation Expenses

Costs of solicitation by Fund IV will be paid by Fund IV. Fund IV has retained MacKenzie Partners, Inc. as its solicitation agent. The Managing General Partner or MacKenzie Partners, Inc. will administer the delivery of information to Limited Partners.

INCORPORATION BY REFERENCE

Fund IV is subject to the informational requirements of Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in accordance therewith, files reports, statements and other information with the Securities and Exchange Commission (the “Commission”). Such reports, statements and other information can be inspected and copied. at prescribed rates, from the public reference facilities maintained by the Commission at 100 F Street, NE, Washington, D.C., 20549. Such material may also be accessed on the Commission’s web site at http://www.sec.gov.

The following documents filed with the Commission by Fund IV (File No. 000-19765) pursuant to the Securities Exchange Act of 1934, as amended, are incorporated by reference in this Supporting Statement:

1.	Fund IV’s Annual Report on Form 10-KSB for the fiscal year ended March 31, 2007; and

2.	Fund IV’s Quarterly Report on Form 10-QSB for the quarter ended September 30, 2007; and

3.	Fund IV’s Current Reports on Form 8-K filed July 26, 2007, October 3, 2007 and October 26, 2007.

A copy of Fund IV’s Annual Report on Form 10-KSB and Quarterly Report on Forms 10-QSB and Current Reports on Form 8-K are available without charge upon written or telephonic request to ACS Securities Services, Inc., 3988 N. Central Expressway, Building 5, Floor 6, Dallas, Texas 75294; or by telephone to (800) 823-4828.

No persons have been authorized to give any information or to make any representations other than as contained in this Revocation of Consent Solicitation Statement in connection with the solicitations of consents and, if given or made, such information or representations must not be relied upon as having been authorized by Fund IV. This Revocation of Consent Solicitation Statement does not constitute the solicitation of consent by anyone in any jurisdiction in which such solicitation is not authorized or in which the person making such solicitation is not qualified to do so or to any person to whom it is unlawful to make such solicitation. The delivery of this Revocation of Consent Solicitation Statement shall not under any circumstances create an implication that there has not been any change in the affairs of Fund IV since the date hereof or that the information herein is correct as of any time subsequent to its date.

BOSTON FINANCIAL QUALIFIED HOUSING TAX CREDITS L.P. IV, A LIMITED PARTNERSHIP

REVOCATION OF CONSENT CARD

THIS REVOCATION OF CONSENT IS SOLICITED BY THE MANAGING GENERAL PARTNER OF
BOSTON FINANCIAL QUALIFIED HOUSING TAX CREDITS L.P. IV, A LIMITED PARTNERSHIP

Arch Street VIII, Inc., the Managing General Partner of Boston Financial Qualified Housing Tax Credits L.P. IV, A Limited Partnership (the “Partnership”), is asking the Limited Partners to reject the Proposal submitted by Everest Housing Investors 2, LP, which asks Limited Partners to remove the General Partners of the Partnership and elect Everest Housing Management, LLC as the successor general partner.

The undersigned hereby revokes and withdraws the undersigned’s consent to a Proposal submitted by Everest Housing Investors 2, LP with respect to the removal of the General Partners of the Partnership and elect Everest Housing Management, LLC as the successor general partner of the Partnership.

The undersigned hereby further revokes any power-of-attorney granted to Everest Housing Investors 2, LP.

The undersigned hereby acknowledges receipt of the Revocation of Consent Solicitation Statement, dated December 1, 2007 from the Managing General Partner.

Limited Partner Name:	Limited Partner Name:

Number of Units:	Number of Units:

Signature:	Signature:

Title:	Title:

Dated:	Dated:

Sign exactly as addressed to you. Joint owners should each sign. If signing as executor, administrator, attorney, trustee, or guardian, please include your full title. If a corporation, sign in full corporate name by authorized officer. If a partnership, sign in the name of authorized person.

YOUR VOTE IS VERY IMPORTANT. PLEASE ACT PROMPTLY.
___________________________________________

REVOKE BY MAIL:

PLEASE SIGN AND DATE THIS REVOCATION OF CONSENT CARD AND RETURN IT IN THE ENCLOSED POSTAGE PREPAID ENVELOPE TO: BOSTON FINANCIAL CONSENT, C/O ACS SECURITIES SERVICES, INC., 3988 N. CENTRAL EXPRESSWAY, BUILDING 5, FLOOR 6, DALLAS, TEXAS 75294  BY 5:00 P.M., EASTERN TIME, ON JANUARY 17, 2008, UNLESS EXTENDED BY EVEREST HOUSING INVESTORS 2, LP; OR

REVOKE BY FACSIMILE:

FAX IT TO ACS SECURITIES SERVICES, INC. AT (214) 887-7411 BY 5:00 P.M., EASTERN TIME, ON JANUARY 17, 2008, UNLESS EXTENDED BY EVEREST HOUSING INVESTORS 2, LP

___________________________________________

Questions? Please contact the consent solicitation agent, MacKenzie Partners, Inc. at:

MACKENZIE PARTNERS, INC.
105 Madison Avenue
New York, New York 10016
Tel: (212) 929-5500
Call Toll Free: (800) 322-2885
Email: proxy@mackenziepartners.com